SCHEDULE 14A
                 Information Required in Proxy Statement
                     SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934
                                (AMENDMENT NO.  )

Filed by the Registrant:      [X]
Filed by a Party other than the Registrant:  [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, For use of the Commission Only (as permitted by
      Rule 14a-6 (e)(2))
[X] Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11 (c) or
      Section 240.14a-12


                     SHELTER COMPONENTS CORPORATION
             (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11 (c) (1) (ii), 14a-6 (i) (1), or
       14a-69(j) (2) or Item 22 (a) (2) of Schedule 14a.
[ ]   $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6-(i) (3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6-(i) (4) and 0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 [set forth the amount on which the filing fee is calculated and state how it was determined]:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid:
[ ]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                 SHELTER COMPONENTS CORPORATION
                         2831 Dexter Drive
                      Elkhart, Indiana  46514

         NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held May 30, 1996

To the Shareholders of SHELTER COMPONENTS CORPORATION:

Notice is hereby given that the 1996 Annual Meeting of the Shareholders of Shelter Components Corporation will be held at The Varsity Clubs of America Hotel, 3800 North Main Street, Mishawaka, Indiana on Thursday, May 30, 1996 at 9:00 a.m. local time, for the following purposes:

1. To elect a class of four Class C directors to serve for a term of three years;

2. To approve an amendment to the Corporation's Key Employee Stock Incentive Plan, to increase the number of shares authorized for issuance thereunder by 164,062 shares from 585,938 to 750,000;

3. To consider and ratify the selection by the Board of Directors of Price Waterhouse LLP as certified public accountants for the Corporation for the fiscal year ending December 31, 1996; and

4. To transact any other business that may properly come before the Meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on April 22, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for examination for any purpose germane to the meeting in the Office of the Secretary of the Corporation for a period of at least ten days prior to the meeting.

By order of the Board of Directors

 /s/Mark C. Neilson
Mark C. Neilson
Secretary/Treasurer
April 25, 1996

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN
PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED
PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

                     SHELTER COMPONENTS CORPORATION
                            2831 Dexter Drive
                         Elkhart, Indiana  46514

                             PROXY STATEMENT
                                    For
                      ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held May 30, 1996

This Proxy Statement is being mailed on or about April 25, 1996 to shareholders of Shelter Components Corporation (the "Corporation") in connection with the Board of Directors' solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") to be held at The Varsity Clubs of America Hotel, 3800 North Main Street, Mishawaka, Indiana on Thursday, May 30, 1996 at 9:00 a.m. local time, and at such other time and place to which the Meeting may be adjourned.

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "Election of Directors" as nominees for election as director of the Corporation for the term described therein; (ii) FOR the proposal to amend the Corporation's Key Employee Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock authorized for issuance thereunder by 164,062 shares from 585,938 to 750,000; (iii) FOR the ratification of the selection of Price Waterhouse LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1996; and (iv) at the discretion of the Proxyholders with regard to any other matters that may properly come before the Meeting and any adjournments thereof.

Any shareholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Corporation, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If not revoked, all shares represented by properly executed Proxies will be voted as specified therein or as noted above, as applicable.

The Annual Report to Shareholders for the year ended December 31, 1995 accompanies this Proxy Statement.

                           EXPENSES OF SOLICITATION

The Corporation will bear the cost of preparing and mailing this statement with the accompanying proxy and other material. In addition to the use of the mails, officers and employees of the Corporation and its subsidiaries may solicit proxies personally or by fax, telegram or telephone. Banks, brokerage houses, and other institutions, nominees or fiduciaries may be requested to forward the soliciting material to their principals to obtain authorizations for the execution of proxies. The Corporation will, upon request, reimburse banks, brokerage houses, and other institutions, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.


                      RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof is the close of business on April 22, 1996 (the "Record Date"), at which time 6,102,739 shares of Common Stock were issued and outstanding. Common Stock is the only class of outstanding voting securities of the Corporation.

                             QUORUM AND VOTING

The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in such holder's name.

Approval of Proposal No. 1 requires the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor or withheld with respect to the proposal. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for the proposal and therefore, will not otherwise affect the outcome of the vote on the proposal.

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions on the proposal may be specified and will have the same effect as a vote against the proposal.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions on the proposal may be specified and will have the same effect as a vote against the proposal.

The Board of Directors knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.


                              PROPOSAL NO. 1
                           ELECTION OF DIRECTORS

The Corporation's by-laws divide the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. The terms of the three Class C directors will expire at this Annual Meeting and one additional director has been nominated to serve as a Class C director.

These four individuals have been nominated for election for three-year terms expiring at the Annual Meeting in 1999, or until their successors are elected and qualified. The other seven directors will continue in office for the remainder of their terms as indicated.

If the enclosed form of proxy is returned duly executed, it is intended that the shares represented thereby will be voted for the nominees hereinafter named unless authority to vote for a particular nominee or all nominees is withheld. Should any such nominee become unavailable for election, which is not anticipated, the persons authorized to vote the enclosed form of proxy may vote the shares for a substitute nominee as may be selected by the Board. The statements hereinafter contained in regard to principal occupation or employment, other directorships and beneficial ownership of stock of the Corporation are based on information furnished to the Corporation by the nominees and the directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED
   BELOW

        CLASS "C" DIRECTOR NOMINEES - FOR TERM EXPIRING IN 1999

WILLIAM J. BARRETT, age 56, had been a director of Thunander Corporation, a predecessor corporation, since 1981. He has been a Senior Vice President of Janney Montgomery Scott Inc., investment bankers, since January 1978. Mr. Barrett had been Chairman of the Board from August 1987 to May 1995. Mr. Barrett is also a director of Supreme Industries, Inc., a specialized truck body and shuttle bus manufacturer, Frederick's of Hollywood, Inc., an apparel marketing company, Esmor Correctional Services, Inc., a private management and operations company for federal, state, and local corrections and detention facilities, Contempri Homes, Inc., a modular housing manufacturer, TGC Industries, Inc., a geophysical services company and specialty packaging manufacturer, and The Western Transmedia Company, Inc., a specialized finance charge card company.

HERBERT M. GARDNER, age 56, had been a director of Thunander Corporation, a predecessor corporation, since 1981. He has been a Senior Vice President of Janney Montgomery Scott Inc., investment bankers, since January 1978. Mr. Gardner is also a director of The Western Transmedia Company, Inc., a specialized finance charge card company, Nu Horizons Electronics Corp., an electronic components distributor, Chairman of the Board of Contempri Homes, Inc., a modular housing manufacturer, Chairman of the Board and President of Supreme Industries, Inc., a specialized truck body and shuttle bus manufacturer, TGC Industries, Inc. a geophysical services company, and specialty packaging manufacturer, and Hirsch International Corp., a distributor of computerized embroidery machines and application software.

CORNELIUS J. MURPHY, age 58, had been a director of Shelter Components, Inc., a predecessor Corporation, since 1979. Mr. Murphy had been President and a director of Shelter since January 1979. Mr. Murphy is the former President of Danube Carpet Mills, Inc., a major subsidiary of the Corporation and former Vice Chairman of the Board of the Corporation.

GERALD R. STULTS, age 47, has served as the Chief Operating Officer and Executive Vice President of the Corporation since August 1995. Mr. Stults was the President and owner of BABSCO, Inc. from January 1981 until January 1995 when the Corporation acquired BABSCO, Inc. from him. Mr. Stults is also the President and owner of Galleries, Ltd., a retail lighting company; a director of Zorn Industries, Inc., a manufacturer of storage tanks; and a director and part owner of CopperCon Wire and Cable, LLP, a manufacturer of wire products.


                             OTHER DIRECTORS

CLASS "A" DIRECTORS - TERM EXPIRING IN 1997

ARTHUR M. BORDEN, age 75, had been a director of Thunander Corporation, a predecessor corporation, since 1985. He is of counsel to the law firm of Rosenman & Colin and also a director of Scientific Industries, Inc., a manufacturer of laboratory testing instruments and equipment.

WILLIAM B. RIBLET, age 57, is Vice President of Sales and Director of Lippert Components, Inc., a private company supplying steel components to the manufactured housing, office unit, and recreational vehicle industries. He was an Executive Vice President and Vice Chairman of the Board of Directors of Thunander Corporation, a predecessor corporation, from March 1986 until May 1990.

RICHARD E. SUMMERS, age 66, had been a director of Shelter Components, Inc., a predecessor corporation, since 1976. He had been President and Chief Executive Officer from August 1987 through May 1992. Mr. Summers had been Chairman of the Board of Shelter Components, Inc., a predecessor corporation, since 1976 and was also President and Treasurer of such company until January 1985. Mr. Summers now serves as Vice Chairman and General Counsel for the Corporation.

CLASS "B" DIRECTORS - TERM EXPIRING IN 1998

WILLIAM N. HARPER, age 51, has been the Senior Vice President and Chief Financial Officer of National Steel Corporation, an integrated steel company since October 1995. Prior to that, Mr. Harper was employed as Vice President and Controller of Clark Equipment Company, a manufacturer for 10 years. Mr. Harper has been Chairman of the Board since May 1995 and a Director since May 1990. Mr. Harper also serves as a Director for CAPCO Automotive Products Corp., and several subsidiaries of National Steel Corporation.

RONALD D. MINZEY, age 65, had been a director of Shelter Components, Inc., a predecessor corporation from 1983 until 1986. For more than ten years Mr. Minzey has been a private investor investing in companies primarily in the Northern Indiana area. Prior to that Mr. Minzey was President of Kinder Manufacturing, a furniture supplier to the Manufactured Housing and Recreational Vehicle industries. He is also a director of Barger Packaging Corporation and Director Emeritus of Society National Bank, Indiana N.A., a banking company.

LARRY D. RENBARGER, age 57, had been a director of Shelter Components, Inc., a predecessor corporation since 1979. He became Chief Executive Officer of Shelter Components, Inc. in 1979. Mr. Renbarger has been President and Chief Executive Officer of the Corporation since May 1992. Mr. Renbarger had served as the President of Shelter Components of Indiana, Inc., a major subsidiary of the Corporation from August 1987 through May 1992.

MARK C. NEILSON, age 37, has served as Treasurer of the Corporation since 1986 and as Secretary of the Corporation since 1990. Mr. Neilson has served as a Director since May 1992. Prior to 1986, Mr. Neilson was employed as a CPA with McGladrey & Pullen since 1980.

        MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The business of the Corporation is managed under the direction of the Board of Directors. The Board generally meets on a quarterly basis to review significant developments affecting the Corporation and to act on matters requiring Board approval. It also holds special meetings and acts by written consent when important matters require Board action between scheduled meetings. The Board of Directors met four times during 1995. During 1995, all members of the Board of Directors participated in at least 75% of all Board and applicable Committee meetings.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The functions of these committees, their current members, the number of meetings held during 1995 are described below.

The Audit Committee was established to review the professional services and independence of the Corporation's independent accountants and to review the Corporation's financial statements, procedures and internal controls. The Audit Committee is comprised of Directors Gardner (Chairman), Harper and Minzey. The Audit Committee met five times during fiscal 1995.

The Compensation Committee has the responsibility of fixing annual salaries and bonuses for the officers of the Corporation and administering the Corporation's Key Employee Stock Incentive Plan. The Compensation Committee is comprised of Directors Summers (Chairman), Barrett and Murphy. The Compensation Committee met three times during 1995.

The Executive Committee has the responsibility of acting in lieu of the full Board in matters requiring action on day to day operations when the full Board is not required or available. The Executive Committee is comprised of Messrs. Renbarger, Riblet and Summers. The Executive Committee met twice during the year.


                        DIRECTOR COMPENSATION

Directors who are also employees of the Corporation or its subsidiaries receive no compensation in their capacities as directors. Beginning in November 1995, nonemployee directors receive an annual retainer of $6,000 plus a fee of $1,500 for each Board meeting attended and $250 for each Committee meeting in which the director participates. The Chairman of the Board and of the Board's Committees receive $1,800 and $300 respectively, for each meeting attended. Prior to November 1995, nonemployee directors received an annual retainer of $6,000 plus a fee of $1,000 for each Board meeting attended, with no additional fees for Committee meetings. All directors are reimbursed for expenses connected with attendance at Board or Committee meetings. Commencing in 1996, each nonemployee director will receive annual automatic grants of stock options to purchase 2,000 shares of Common Stock based on market prices at the date of the grant.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following tables set forth, as of February 29, 1996, information concerning the only parties known to the Corporation having beneficial ownership of more than 5% of its outstanding Common Stock and information with respect to the stock ownership of all directors and executive officers of the Corporation as a group.

Five Percent Beneficial Ownership

Name and Address                      Amount and Nature               Percent
of Beneficial Owner               of Beneficial Ownership            of Class

FMR Corp. (Fidelity Investments)             598,525                    9.8%
 82 Devonshire Street
 Boston, MA 02109

William D. Witter                            368,200                    6.0
  1 Citicorp Center
  153 East 53rd Street
  New York, NY 10022

Larry D. Renbarger                          356,000(1)                  5.8
  Post Office Box 4026
  Elkhart, Indiana 46515

Wellington Management Company               343,700                     5.6
  75 State Street
  Boston, MA 02109

Gerald R. Stults                            327,058(2)                  5.4
  Post Office Box 4026
  Elkhart, Indiana 46515


Beneficial Ownership of Directors and Officers
                                     Amount and Nature             Percent
Name                               of Beneficial Ownership         of Class
Larry D. Renbarger                        356,000(1)                    5.8%
Gerald R. Stults                          327,058(2)                    5.4
Cornelius J. Murphy                       135,916(3)                    2.2
William J. Barrett                        101,427(4)                    1.7
Herbert M. Gardner                         82,969(5)                    1.4
Mark C. Neilson                            39,125(6)                      *
Richard E. Summers                         20,290                         *
Arthur M. Borden                           12,069                         *
William N. Harper                           3,125                         *
William B. Riblet                           1,850                         *
Ronald D. Minzey                            1,275                         *
All officers and directors
 as a group (12 persons)                1,091,104                      17.9%
 (* Less than 1% of class of stock owned.)


 (1) Includes option to purchase 12,500 shares, not yet exercised and 50,000 shares owned jointly with Mrs. Renbarger.
 (2)   Includes option to purchase 12,500 shares, not yet exercised.
 (3) Includes 54,500 shares owned by Mrs. Murphy, to which Mr. Murphy disclaims any beneficial ownership.
 (4) Includes 1,125 shares owned by Mrs. Barrett, to which Mr. Barrett disclaims any beneficial ownership.
 (5) Includes 6,093 shares owned by Mrs. Gardner, to which Mr. Gardner disclaims any beneficial ownership.
 (6)   Includes option to purchase 20,000 shares, not yet exercised.

                         EXECUTIVE COMPENSATION

Summary Compensation Table
The following Summary Compensation Table shows compensation paid by the Corporation for services rendered during fiscal years 1995, 1994 and 1993 for the person who was Chief Executive Officer at the end of the last fiscal year and the other most highly compensated executive officers of the Corporation whose salary and bonus exceeded $100,000 in 1995.

                                                                   Long-Term
                                                                 Compensation
                                Annual Compensation                  Awards
                                                    All Other
Name and             Year    Salary      Bonus    Compensation     Options
Principal Position          ($) (1)     ($) (2)      ($) (3)          (#)
                     -----  ----------  ---------  -----------   -----------
Larry D. Renbarger   1995   $161,000    $165,000      $8,239        12,500
 CEO and President   1994    161,000     165,000       8,210             0
                     1993    150,000     238,000       8,116             0

Gerald R. Stults (4)
 Executive Vice      1995   $120,000    $ 41,000      $  743        12,500
 President and COO

Mark C. Neilson
 Secretary-Treasurer 1995   $ 77,000    $ 77,000      $7,039        20,000
                     1994     77,000      77,000       6,950             0
                     1993     70,000      70,000       6,788             0

(1) Compensation deferred at the election of the Executive, pursuant to the Corporation's 401(k) plan, is included in the year earned.
(2) Cash bonuses for services rendered in fiscal year 1995, 1994 and 1993 have been listed in the year earned, but in some cases were paid in the subsequent year. Bonuses were calculated based on the consolidated earnings attained by the operations of the Corporation.
(3) Comprised of automobile allowance and the Corporation's contribution to the Executive's 401(k) account.
(4)  Appointed to Executive Vice President and COO in August 1995.
         Compensation reflects full year of 1995.


Stock Option Grants Table
The following table reflects information with respect to options for the Corporation's Common Stock granted under the Corporation's Key Employees' Stock Incentive Plan for the executive officers named above.

                          Option Grants in 1995

                            % of Total  Exercise   Expi-        Potential
                   Options   Options      Price    ration       Realizable
                   Granted  Granted to  ($/share)  Date          Value(1)
Name               (#) (2)  Employees      (3)                 5%       10%

Larry D. Renbarger 12,500     6.5%       $11-1/2   8/8/00    $39,715  $87,761

Gerald R. Stults   12,500     6.5         11-1/2   8/8/00     39,715   87,761

Mark C. Neilson    20,000    10.4         11-1/2   8/8/00     63,545  140,417



(1) The potential realized value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the exercise price of the
    options over the term of the  options.   These amounts do not take into
    account provisions providing for termination of options following termination of employment, nontransferability or vesting over periods of up to four years.

(2) Options vest with respect to one-fourth of the shares covered thereby annually, beginning on the first anniversary of the date of grant. In the event of a change in control of the Corporation, however, any unexercisable portion of the options will become immediately exercisable.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant.


Stock Option Exercises and Values Table
The following table shows information with respect to options for the Corporation's Common Stock either exercised during 1995 or having value outstanding at December 31, 1995 under the Corporation's Key Employees Stock Incentive Plan.


    Aggregated Option Exercises in Fiscal 1995 and Year End Option Values

                                       Number of
                                    Securities Under-    Value of Unexercised
                      Options       lying Unexercised        In-the-Money
                     Exercised         Options at             Options at
                      in 1995       December 31, 1995     December 31, 1995(*)
                  ----------------  -------------------  --------------------
                  Shares
                  Acquired
                    on      Value      Exer-   Unexer-     Exer-      Unexer-
Name             Exercise  Realized   cisable  cisable    cisable     cisable
Larry D. Renbarger  ---       ---       ---     12,500       ---      $60,938
Gerald R. Stults    ---       ---       ---     12,500       ---       60,938
Mark C. Neilson   9,375    $116,671     ---     20,000       ---       97,500

* Amounts reflecting gains on outstanding options are based on the December 31, 1995, closing stock price, which was $16-3/8.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of Messrs. Barrett, Murphy and Summers and has overall responsibility to review and approve broad based compensation plans of the Corporation as well as to recommend specific salary levels for corporate officers including the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, the Secretary/Treasurer, and any corporate vice presidents. The Compensation Committee is also charged with the responsibility of approving specific compensation plans for the heads of subsidiaries or divisions.

The Corporation's compensation programs are designed to attract, retain, and motivate the finest talent possible and the Compensation Committee and management of the Corporation are committed to the principle that compensation should be commensurate with performance of the Corporation. As a result, a large part of executive compensation can be in the form of bonuses based on criteria established by the Compensation Committee and which, for the most part, relate to a combination of benchmarks such as return on equity, overall earnings, and the responsibility of particular executives for specified operations.

In 1993, Congress enacted the Omnibus Reconciliation Act of 1993 (OBRA) which, among other things, establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible.
The Committee will attempt to conform executive compensation programs and payments to OBRA's deductibility requirements.

Salaries
The executive salaries are reviewed annually. In setting executive salaries, the Compensation Committee considered various national surveys of companies of comparable size and the salary levels of executives with similar responsibilities at comparable companies as well as the average level of compensation compiled from the national surveys. The committee fixed the salaries for the CEO and other executive officers at levels in the lower range of such companies and then devised a "bonus plan" which would allow those persons to earn significant bonuses based on the required performance under the plan.

Annual Incentive
The bonus plan for executive officers gives them the opportunity to earn significant additional compensation based on the performance of the Corporation. At the beginning of the year, the Compensation Committee establishes certain performance benchmarks which the committee feels should be attained before bonuses are paid and after the attainment of those benchmarks, bonuses are paid on various levels of profitability of the Corporation. In 1995, there was a limit to the amount of bonus that could be earned by executive officers of 100% of their salary. In 1996, the bonus criteria and the benchmarks for earning bonuses were changed to require that criteria other than profitability be met and the limit of 100% of base salary has been removed.

Stock Options
In addition to the foregoing, current medium and long-term incentive plans, namely, incentive stock options are based on the value of the Corporation's common stock which closely aligns the interest of the executives with the long-term interest of the shareholders. During 1995, executive officers of the Corporation were granted options (at the market value on the date of the grant) as follows:

Name/Title                                                          #Options
Larry D. Renbarger/President and Chief Executive Officer             12,500
Gerald R. Stults/Executive Vice President & Chief Operating Officer  12,500
Mark C. Neilson/Vice President of Finance, Secretary & Treasurer     20,000
James E. DeCraene/Vice President of Planning and Development         10,000

Senior Management Compensation
In the early part of each year, the Compensation Committee reviews with the Chief Executive Officer an annual salary plan for the Corporation and its subsidiaries' and divisions' senior executives. This salary plan is based on industry, peer group and performance judgments as to the past and expected future contributions of the individual senior executives. The Chief Executive Officer makes recommendations to the Compensation Committee which then approves or revises such salary plans.

Interlocks and Insider Participation in Compensation Decisions
Mr. Summers, who is Chairman of the Corporation's Compensation Committee, was President and Chief Executive Officer of the Corporation until May of 1992. Subsequent to that date, he has been General Counsel of the Corporation and Vice Chairman of the Board.

           The Compensation Committee of the Board of Directors of
                         Shelter Components Corporation:

                                William J. Barrett
                                Richard E. Summers
                                Cornelius J. Murphy


                  SHARE OWNER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly change in the cumulative total share owner return on the Corporation's common stock against the S&P Homebuilding Index, which is considered to be a peer group to the Corporation, and the total return of the S&P Composite 500 Stock Index.

                        SHELTER COMPONENTS CORPORATION
              Comparison of Five Year Cumulative Total Return *
           Among Shelter Components Corporation, the S&P 500 Index
                       and the S & P Homebuilding Index

                              12/90    12/91   12/92   12/93    12/94    12/95
Shelter Components Corporation $100     $148    $709    $832     $822   $1,188
S&P Homebuilding Index          100      188     231     304      176      251
S&P 500 Index                   100      130     140     155      157      215

 * $100 invested on 12/31/90 in stock or index - including reinvestment of dividends.
   Fiscal year ending December 31.

                     PROPOSAL NO. 2
AMENDMENTS TO KEY EMPLOYEES STOCK INCENTIVE PLAN (THE "PLAN")

The Board of Directors and the Compensation Committee (referred to collectively as the "Board of Directors" with respect to this proposal) unanimously approved amendments to the Key Employees Stock Incentive Plan (the "Plan") subject to approval by the shareholders, to increase the number of shares of Common Stock issuable pursuant to the Plan by 164,062 shares from 585,938 to 750,000.

The Corporation has a Key Employee Stock Incentive Plan (the "Plan") with respect to 585,938 shares of its Common Stock. The Plan authorizes either the Board of Directors or a Stock Incentive Committee (the "Committee") comprised of at least three board members appointed by the Board of Directors of the Corporation, to grant options, (incentive or nonqualified) with each option exercisable at a price equal to at least 100% (incentive) (110% in the case of an incentive option awarded to a person who owns stock, possessing more than 10% of the total combined voting power of the Corporation) or 75% (nonqualified) of the fair market value of the shares on the date of grant, to those key employees or eligible directors of the Corporation designated by the Board or the Committee.

The options are to have a duration of not more than five years and may be exercised only if the employee remains in the employ of the Corporation, except in the event of death or disability, in which case they will be exercisable for a period of six months from the date of death or disability with respect to the number of shares purchasable at the time of death or disability, or as a result of termination without cause by the Corporation, in which event they will be exercisable in the 90-day period following such termination with respect to the number of shares purchasable at the time of termination or as a result of termination under any deferred compensation agreement or retirement plan of the Corporation. Options issued under the Plan as incentive stock options will not be exercisable prior to the exercise of outstanding incentive stock options previously granted to the employee by the Corporation or any subsidiary of the Corporation. The options will contain such other terms as the Board or the Committee may determine, including whether they are exercisable installments and the amounts of such installments. Grants of incentive stock options to an employee are limited to $100,000 fair value of the shares plus fifty percent of the $100,000 limitation not utilized in the prior two years. The Plan also authorizes the Board or Committee to award stock appreciation rights with respect to options granted. The following reflects activity under the Plan since its inception:
(All options have been adjusted to reflect the effects of all stock splits.)

                          Options       Options                       Options
     Options   Options   (Expired or   Outstanding   Option Price    Available
Year Granted (Exercised) Cancelled)    End of Year       Range     End of Year
1985    ---       ---        ---           ---           N/A           585,938
1986 234,375      ---        ---        234,375    $1.92 -  2.56       351,563
1987    ---       ---        ---        234,375     1.92 -  2.56       351,563
1988    ---       ---        ---        234,375     1.92 -  2.56       351,563
1989   9,375      ---        ---        243,750     1.92 -  2.56       342,188
1990  18,750      ---    (117,188)      145,312     1.92 -  2.56       440,625
1991 145,313      ---    (117,188)      173,437     1.93 -  2.53       412,500
1992    ---   (19,921)     (5,625)      147,891     1.93 -  2.53       418,125
1993 148,500  (30,237)     (8,439)      257,715     1.93 -  8.67       278,064
1994    ---   (19,907)       ---        237,808     1.93 -  8.67       278,064
1995 193,000  (83,388)       ---        347,420     1.93 - 11.50        85,064

Summary of Certain Federal Income Tax Consequences Relating to Incentive Stock Options.

No taxable income is realized by a Participant and no tax deduction is available to the Corporation upon either the grant or exercise of an incentive stock option. If a Participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the issuance of the shares upon exercise of the incentive stock option and more than two years after the date of the grant of the incentive stock option (the "holding period"), the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Corporation. If the shares are transferred before the expiration of the holding period, the Participant will realize ordinary income and the Corporation will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the stock; provided that the deduction will not be allowed if such amount exceeds the annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives pursuant to Section 162(m) of the Code (the "Deduction Limitation") and does not satisfy an exception to the Deduction Limitation. Any further gain or loss from an arm's length sale or exchange will be taxable as a long-term or short-term capital gain or loss depending upon the holding period before disposition. Certain special rules apply if an incentive stock option is exercised by tendering stock. The difference between the incentive stock option exercise price and the fair market value, at the time of exercise of the Common Stock acquired upon the exercise of an incentive stock option may give rise to alternative minimum taxable income subject to an alternative minimum tax.

Issuance of Options under the Key Employee's Stock Incentive Plan
The following table sets forth certain information regarding options received under the Plan from its inception through the Record Date by (i) the Corporation's Chief Executive Officer, (ii) each of the Corporation's other most highly compensated executive officers for 1995 individually, (iii) all current executive officers as a group, and (iv) all employees, excluding executive officers as a group.



                                  Aggregate Amount of Common Stock Subject to
                                    the Plan Granted from Inception through
Name of Individual or Group                    the Record Date

Larry D. Renbarger                                         12,500
Gerald R. Stults                                           12,500
Mark C. Neilson                                            29,375
James E. DeCraene                                          10,000
All current executive officers as a group                  64,375
All employees, (excluding executive officers) as a group  436,499

The number of options that would be granted to the individuals or groups named in the table above under the Plan as proposed to be amended are not determinable at this time.


Vote Required
Approval of the amendments to the Key Employees' Stock Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. If approved by the shareholders, such amendments will be effective as of May 1, 1996. Unless otherwise instructed or restricted, it is the intent of the persons named in the Proxy to vote all Proxies "FOR" the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE KEY EMPLOYEES' STOCK INCENTIVE PLAN.

           TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

Some of the subsidiaries of the Corporation lease office and warehouse facilities from ELJO Investments, a partnership of which Directors Minzey, Murphy, Renbarger and Summers are partners. The Corporation also leases office and warehouse facilities from Stults Realty, Inc. of which Gerald R. Stults, the Corporation's Executive Vice President and Chief Operating Officer is the sole owner. Such leases are described in the Notes to Consolidated Financial Statements which are a part of the 1995 Annual Report to Shareholders which accompanies this Proxy. The Corporation believes that the terms of these leases are at least as favorable to the Corporation as those which could have been obtained from unrelated parties. Also, the Corporation exercised its option to purchase certain of these facilities from ELJO Investments and Stults Realty, Inc. upon the expiration of the existing leases during the first quarter of 1996.

The Corporation paid a fee of approximately $48,000 in 1995 to the firm of Janney Montgomery Scott Inc., by whom Directors Barrett and Gardner are employed, for investment banking services in connection with the placement of $15 million in senior notes as described in the Notes to Consolidated Financial Statements which are part of the 1995 Annual Report to Shareholders which accompanies this Proxy.

The Corporation also made purchases during 1995 of electrical products for resale totalling approximately $3 million from CopperCon Wire and Cable, LLP, a manufacturer of electrical wire products of which Mr. Stults is a 16% owner. These purchases are believed to have been at a price and terms equal to or better than general market prices and terms for similar products.


                    EMPLOYEES' SAVINGS AND INVESTMENT PLAN

The Corporation has a contributory defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees and the Corporation contributes to the plan on a discretionary basis. Expenses under the plan aggregated $259,000, including administrative expenses of the plan, for the year ended December 31, 1995.


                                PROPOSAL NO. 3
                            INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee and subject to ratification by the shareholders at the Meeting, the Board of Directors has selected Price Waterhouse LLP to audit the consolidated financial statements of the Corporation for 1996. Price Waterhouse LLP has served the Corporation in this capacity since October 1995. Representatives of Price Waterhouse LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In October 1995, the Audit Committee of the Corporation's Board of Directors replaced its previous auditors, Coopers & Lybrand L.L.P. by engaging Price Waterhouse LLP as its independent accountants. There were no disagreements between the Corporation and Coopers & Lybrand L.L.P. during the 1993 and 1994 audit engagements nor during 1995 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused them to make reference thereto in their reports.

                          PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 1997 Annual Meeting of shareholders must be received by the Secretary of the Corporation no later than January 1, 1997 for consideration for inclusion in the proxy statement and form of proxy for that meeting.



                           SECTION 16 REQUIREMENTS

Section 16(a) of the Exchange Act requires the Corporation's directors and officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes of ownership with the Commission. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Corporation believes that during 1995 all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                                OTHER BUSINESS

The Corporation is not aware of any other matters which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form provides for discretionary voting authority upon the persons voting such proxy.

                            FINANCIAL INFORMATION

A copy of the Corporation's Annual Report on Form 10-K will be provided without charge to shareholders upon written request to:

                             Investor Relations
                      Shelter Components Corporation
                           2831 Dexter Drive
                         Elkhart, Indiana  46514

                                           By Order of the Board of Directors


                                                         /s/ Mark C. Neilson
                                                         Mark C. Neilson
                                                         Secretary/Treasurer

                                                               April 25, 1996

[PROXY CARD]

P
R
O
X
Y
                  SHELTER COMPONENTS CORPORATION
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          MAY 30, 1996
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry D. Renbarger or Mark C. Neilson, or either of them, as proxies, with full power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock held of record by the undersigned at the Annual Meeting of Shareholders of Shelter Components Corporation to be held on May 30,1996 at 9:00 A.M. Local Time, at The Varsity Club Hotel, 3800 N. Main St., Mishawaka, Indiana, or any adjournment thereof.

To elect a class of four Class C directors to serve     (change of address)
for a term of three years, Nominees:                  ________________________
                                                      ________________________
William J. Barrett, Herbert M. Gardner,               ________________________
Cornelius J. Murphy, and Gerald R. Stults             ________________________


                                                  (If you have written in the
                                                   above space, please mark
                                                   the corresponding box on
                                                   the reverse side of this
                                                   card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 & 3 AS LISTED
ON THE REVERSE SIDE OF THIS PROXY.
                                               SEE REVERSE
                                                  SIDE

                       DETACH CARD

[X]    Please mark your
       votes as in this
       example.             SHARES IN YOUR NAME       REINVESTMENT SHARES


1. Election of            FOR   WITHHELD      Nominees: William J. Barrett
   Directors              [  ]    [  ]                  Herbert M. Gardner
   (see reverse)                                        Cornelius J. Murphy
                                                        Gerald R. Stults

 For, except vote withheld from the following nominee(s):

   _____________________________________________________

                                         FOR      AGAINST      ABSTAIN
2. To approve an amendment to the        [  ]       [  ]        [  ]
   Corporation's Key Employee Stock
   Incentive Plan as set forth in
   the proxy statement;

3. To ratify the selection of Price      [  ]       [  ]        [  ]
   Waterhouse LLP as certified public
   accountants for the Corporation for
   the fiscal year ending December 31,
   1996;

4. To transact any other business that may properly come before the Meeting and any adjournments thereof.



                                            Change of Address   [  ]

                                            Attend Meeting      [  ]



SIGNATURE(S) ____________________   DATE ________

SIGNATURE(S) ____________________   DATE ________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        DETACH CARD